Exhibit 99.1

Linda Decker, VP - Investor Relations Jeff Myhre, VP - Editorial 212.564.4700	Tom Gibson, VP - Media Relations 201.476.0322
Seven Penn Plaza • Suite 810 • New York, NY 10001 • Fax: 212.244.3075

CATCHER HOLDINGS, INC.

Charles Sander, President and CEO

540-882-3087

FOR IMMEDIATE RELEASE

CATCHER HOLDINGS UPDATES MARKET ON EXPENSES, MARGINS

HAMILTON, VA, October 19, 2006 — Catcher Holdings, Inc., (OTC BB: CTHH), developer of the CATCHER™ device, a portable, ruggedized, wireless, handheld computer and communications control device built to military specifications for ruggedness, today announced that, during the third quarter of 2006, its research and development expense increased significantly over the second quarter of 2006 primarily related to design changes the Company has incorporated in response to issues experienced during evaluation of the units as well as the addition of features that were not planned until later releases of the product.

Selling, general and administrative expenses increased during the third quarter primarily related to severance and lease abandonment costs; legal, accounting and financial printing which resulted from updates to the Company’s registration statement on Form SB-2 and restatement of prior period financial statements; and selling and marketing activities, including improvements to the Company’s website and attendance at its first major trade show. The Company anticipates that certain of these costs will continue or increase over the next two quarters as it continues to improve its product and bring on additional staffing in the sales, technical and administrative areas.

In addition to these cost increases, the Company anticipates that its margins for the first 500 production units will be significantly lower than the 40% margin previously disclosed. This is due to the low-volume production coupled with other one-time costs specifically associated with producing these 500 units. The Company anticipates approaching margins of 40% in the later half of 2007 assuming the Company reaches normal production levels coupled with an enhanced pricing model and product improvements though continued development.

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About Catcher Holdings, Inc.

Catcher Holdings, Inc.’s wholly-owned subsidiary, Catcher, Inc., has developed a portable, ruggedized, wireless, handheld command control device built to military specifications. Utilizing proprietary software, CATCHER™ product offers mission critical personnel essential real-time wireless data and communications through an integrated platform incorporating voice, video, data, GPS and biometric capabilities.

The CATCHER device is the culmination of new technology breakthroughs, extensive research and product development that the Company believes will meet the needs of many government agencies and commercial entities for a ruggedized, portable, handheld computer, communications and telemetry control device. The unit was designed and engineered to provide field personnel and “First Responders” access to mission-critical information in the form of wireless or wired, real-time bi-directional voice, video, text, telemetry and data enabling command center personnel to remotely view an incident or job site. Weighing just 5.8 lbs., when equipped with two batteries that can last up to 8 hours, 3.8 lbs without batteries. The CATCHER is 10 inches in width, 7.25 inches in height, 2.25 inches in depth and has a sunlight-viewable 6.4-inch diagonal VGA LCD backlit touch screen. Photographs and detailed descriptions of the new CATCHER device are available on the Company’s website at http://www.catcherinc.com.

Special Note Regarding Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks, delays, and uncertainties that may cause actual results, performances or achievements of the Company to differ materially from those results, performance or other expectations expressed or implied by these forward-looking statements. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements include, but are not limited to: the Company’s ability to successfully complete development of the Catcher(TM) product, the Company’s ability to commercialize the Catcher(TM) product, the Company’s ability to generate product sales and operating profits, potential vulnerability of technology obsolescence, potential competitive products by better capitalized companies, potential difficulty in managing growth, dependence on key personnel, and other risks which are discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

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